Exhibit 5

February 26, 2014

Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, NJ 08933

Ladies and Gentlemen:

I am Assistant General Counsel of Johnson & Johnson, a New Jersey corporation (the “Company”), and I am a member of the Bar of the State of New York, and I am licensed in New Jersey to provide legal advice to Johnson & Johnson pursuant to a Limited License granted in accordance with Rule 1:27-2 of the Supreme Court of the State of New Jersey. The following opinion is limited to the federal laws of the United States and the laws of the State of New York and the State of New Jersey, and I am expressing no opinion as to the effect of any laws of any other jurisdiction.

I am familiar with the registration statement on Form S-3 (the “Registration Statement”) being filed on or about the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the proposed registration of debt securities of the Company. The terms used herein have the meaning assigned to them in the Registration Statement.

I have reviewed the Company’s Restated Certificate of Incorporation and By-laws and such other corporate records and documents of the Company, including, without limitation, the indenture referred to in the Registration Statement and documents and certificates of public officials and others as I have deemed necessary as a basis for the opinion hereinafter expressed. I have also assumed that the indenture has been duly authorized, executed and delivered by the trustee and that any debt securities that may be issued will be authenticated by duly authorized officers of the trustee. Based on the foregoing and having regard for such legal considerations as I deem relevant, I am of the following opinion:

(a)	The Company is a corporation organized and existing under the laws of the State of New Jersey.

(b)	The Company has full power and authority under the laws of the State of New Jersey and under its Restated Certificate of Incorporation (a) to incur the obligations of the debt securities referred to in the Registration Statement in accordance with and subject to the respective terms of the indenture pursuant to which such securities will be issued and (b) to execute and deliver the indenture.

(c)	When the debt securities have been duly authorized and executed by the Company and authenticated as provided in the indenture and when duly paid for and delivered in accordance with the procedures described in the Registration Statement and in a prospectus supplement relating to the sale of such securities, the debt securities will be binding obligations of the Company in accordance with and subject to the terms thereof and of the indenture subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, good faith and fair dealing, regardless of whether in a proceeding in equity or at law.

In addition, any opinion set forth herein as to enforceability of obligations of the Company is subject to (i) provisions of law which may require that a judgment for money damages rendered by a court in the United States be expressed only in U.S. dollars; (ii) requirements that a claim with respect to any debt securities denominated other than in U.S. dollars (or a judgment denominated other than in U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined pursuant to applicable law; and (iii) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency. Rights to indemnification and contribution may also be limited by federal and state securities laws.

I express no opinion as to the validity, legally binding effect or enforceability of any provision of any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

I hereby consent to the use of my name under the caption “Legal Matters” in the Registration Statement and to the use of this opinion as an Exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Douglas K. Chia
Name:	Douglas K. Chia
Title:	Assistant General Counsel and Corporate Secretary